Exhibit 99.1

Datawatch Announces First Quarter 2015 Financial Results

Chelmsford, Mass.—January 28, 2015—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of visual data discovery solutions, today announced that total revenue for its first fiscal quarter of 2015 ended December 31, 2014 was $6.96 million, a decrease of 21% from revenue of $8.81 million in the first quarter a year ago. License revenue for the first quarter of fiscal 2015 was $3.18 million, a decrease of 42% from the $5.43 million recorded in the comparable quarter a year ago. Net loss for the first quarter of fiscal 2015 was ($7.28) million, or ($0.65) per diluted share, compared to a net loss of ($5.61) million, or ($0.66) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs, and severance costs, the Company’s non–GAAP net loss for its first fiscal quarter of 2015 was ($4.25) million, or ($0.38) per diluted share, compared to net loss of ($1.94) million, or ($0.23) per diluted share in the first fiscal quarter of 2014.

Due to the size of the revenue shortfall and resulting net loss for the quarter, Management has determined that a “triggering event” had occurred with regards to a potential impairment of the Company’s goodwill and related intangible assets, which total approximately $46.0M as of December 31, 2014. Accordingly, the Company is working through an analysis with its financial advisors to determine if such impairment exists and, if so, to quantify the amount. This analysis is expected to be completed over the next few weeks and the Company will record any non-cash charge (if applicable) in its unaudited financial statements to be included in its first quarter Form 10-Q, which is anticipated to be filed on or before February 10, 2015.

On January 13, 2015, Datawatch announced preliminary results for the first quarter of 2015, and these final results are consistent with those preliminary expectations.

First Quarter 2015 Business Highlights

•	Datawatch was recognized for the second year in a row as the “Best Big Data Technology Provider to the Buy-Side” by Waters Technology in its annual awards competition.

•	Xerox announced a partnership with Datawatch to accelerate Xerox managed print services customers’ migration to digital by leveraging the data preparation capabilities of Datawatch’s visual analytics platform.

•	Datawatch was included among Database Trends and Applications Trend-Setting Products in Data Information Management for 2015.

•	Datawatch furthered its enterprise presence with important wins at CVS Caremark, Discover Financial Services, US Foods, Woods Hole Oceanographic Institution and Brown Brothers Harriman.

First Quarter 2015 Financial Highlights

•	Cash and short-term investments were $43.19 million at December 31, 2014, down 9% from $47.67 million at September 30, 2014 and up 442% from $7.97 million at December 31, 2013.

•	Gross margin (excluding IP amortization expense) for the first fiscal quarter of 2015 was 85%, compared to 87% for the fourth fiscal quarter of 2014 and 87% for the first fiscal quarter of 2014.

•	Days sales outstanding were 81 days at December 31, 2014, compared to 72 days at September 30, 2014 and 58 days at December 31, 2013.

•	There were 4 six-figure deals in the first fiscal quarter compared to 9 six-figure deals in the first fiscal quarter of 2014.

•	The average deal size in the first fiscal quarter was $36,000, as compared to $58,000 in the first fiscal quarter of 2014.

Conference Call

Datawatch’s first quarter of fiscal year 2015 earnings conference call will take place on Thursday, January 29, 2015 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (877) 407-0782. Internationally, the call may be accessed by dialing (201) 689-8567. The conference call will be broadcast live on the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=173525. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 30 days at the same location.

About Datawatch Corporation
Datawatch Corporation (NASDAQ-CM: DWCH) provides the only platform for visual analytics to leverage any data at any speed – delivering valuable insights for improving business. The  unique ability to acquire, prepare, and transform data from structured and multi-structured sources such as PDF and log files, as well as real-time streaming data, into visually rich analytic applications allows users to dynamically discover key factors that impact any operational aspect of their business. This ability to perform visual discovery against any data at any speed sets Datawatch apart in the big data and visualization markets. Organizations of every size, worldwide use Datawatch products, including 93 of the Fortune 100. Datawatch is headquartered in Chelmsford, Massachusetts with offices in New York, London, Munich, Stockholm, Singapore, Sydney and Manila, and with partners and customers in more than 100 countries worldwide. See the Whole Story for yourself by downloading the free trial at www.datawatch.com/free-trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the size and timing of large customer orders; risks associated with acquisitions, including the recent acquisition of intellectual property from Math Strategies and the acquisition of Panopticon; the volatility of Datawatch’s stock price; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch’s dependence on its principal products, proprietary software technology and software licensed from third parties; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack or other catastrophic event; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014. Any forward-looking statements should be considered in light of those factors.

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Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Sarah Bernardi

Datawatch Corporation

Sarah_Bernardi@datawatch.com

Phone: (978) 441-2200 ext. 8387

Twitter: @datawatch

© 2015 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

DATAWATCH CORPORATION

Condensed Consolidated Statements of Operations

Amounts in Thousands (except per share data)

(Unaudited)

	Three Months Ended December 31,
	2014	2013

REVENUE:
Software licenses	$3,175	$5,433
Maintenance	3,409	2,993
Professional services	377	383
Total revenue	6,961	8,809

COSTS AND EXPENSES:
Cost of software licenses	861	990
Cost of maintenance and services	892	849
Sales and marketing	7,988	7,384
Engineering and product development	2,523	2,375
General and administrative	2,141	2,668
Total costs and expenses	14,405	14,266

LOSS FROM OPERATIONS	(7,444)	(5,457)
Other expense	9	(157)

LOSS BEFORE INCOME TAXES	(7,435)	(5,614)
Benefit for income taxes	153	-

NET LOSS	$(7,282)	$(5,614)

Net loss per share - Basic	$(0.65)	$(0.66)
Net loss per share - Diluted	$(0.65)	$(0.66)
Weighted Average Shares Outstanding - Basic	11,136	8,533
Weighted Average Shares Outstanding - Diluted	11,136	8,533

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(7,282)	$(5,614)
Add-back Amortization of Intangibles & IP	870	870
Add-back Share-Based Compensation	1,741	2,719
Add-back Severance & unamortized debt discount	418	85
Subtotal of additions	3,029	3,674

Net (Loss) Income (non-GAAP)	$(4,253)	$(1,940)
Net (loss) income per share - Basic	$(0.38)	$(0.23)
Net (loss) income per share - Diluted	$(0.38)	$(0.23)
Weighted Average Shares Outstanding - Basic	11,136	8,533
Weighted Average Shares Outstanding - Diluted	11,136	8,533

Note: The reported financials above do not include any charges which may arise from the ongoing goodwill and intangible asset impairment testing.

DATAWATCH CORPORATION

Condensed Consolidated Balance Sheets

Amounts in Thousands

(Unaudited)

	December 31,	September 30,
	2014	2014

Cash and cash equivalents	$43,191	$47,668
Accounts receivable, net	5,384	7,024
Prepaid expenses and other current assets	1,956	1,633
Total current assets	50,531	56,325

Property and equipment, net	589	400
Intangible and other assets, net	46,019	46,872

	$97,139	$103,597

Accounts payable and accrued expenses	$3,481	$3,809
Deferred revenue - current portion	7,016	7,401
Deferred tax liability- current portion	239	239
Total current liabilities	10,736	11,449

Other long-term liabilities	1,055	1,238
Total long-term liabilities	1,055	1,238

Total shareholders’ equity	85,348	90,910

	$97,139	$103,597